Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report, dated March 4, 2016 except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in the composition of reportable segments discussed in Note 25, as to which the date is September 26, 2016 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting which appears in CIT Group Inc.'s Current Report on Form 8-K dated September 26, 2016. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
New York, NY

September 27, 2016